EXHIBIT 4.3
NetREIT
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made on the 15th day of February, 2005, by NetREIT, a California corporation (the “Company”), for the benefit of the Holders in connection with the Registrable Securities. Unless expressly defined in this Agreement, capitalized terms used in this Agreement shall have the meaning set forth in the Memorandum.
RECITALS
WHEREAS, the Company is offering for sale its Series AA Preferred Stock (the “Series AA Preferred Stock”) and units (the “Units”), each unit consisting of two shares of common stock (the “Common Stock”) and one $12.00 Common Stock Purchase Warrant (the “$12.00 Warrants”), pursuant to the Private Placement Memorandum, to which the Agreement is attached as Exhibit E;
WHEREAS, the Company hereby agrees that this Agreement shall govern the rights of the Holders to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein;
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
1. Registration Rights. The Company covenants and agrees as follows:
1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings stated.
(a) “Act” means the Securities Act of 1933, as amended.
(b) “Common Stock” means any of the Company’s Class A Common Stock.
(c) “Demand for Ownership Confirmation” means a demand in the form the Company determines for written statement as to the active ownership of the Company’s Securities held of record by the Holder as may then be required under the Regulations.
(d) “Holder” means, on the date determined, any person then holding as owner of record on the Company’s stock register one or more of the Registrable Securities, provided such Holder has timely returned in writing each Demand for Ownership Confirmation theretofore sent to Holder by the Company and, if such Holder is a transferee of the Registrable Securities, or right to receive them, by reason of purchase, gift or other transfer (all of which is referred to as an “Assignment”), the Assignment of the Registrable Securities to the Holder was in compliance with Section 4.
(e) “Memorandum” means the Company’s Private Placement Memorandum dated February 1, 2005.
(f) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “register”, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
(h) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series AA Preferred Stock, (ii) any Common Stock of the Company issued as or issuable upon the exercise or conversion of the $12.00 Warrants included in the Units, (iii) the Common Stock included in the Units and (iv) the Common Stock issuable upon the exercise or conversion of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the securities referenced in (i),(ii) and (iii).
(i) “Registrable Securities Then Outstanding” shall be the number of shares of Common Stock which have been issued and the number of shares of Common Stock which are issuable.
(j) “Regulations” means the Regulations promulgated by the Service under the Internal Revenue Code of 1986, as amended.
(k) “SEC” means the Securities and Exchange Commission.
(l) “Service” means the United States Internal Revenue Service.
1.2 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration on Forms S-8 or S-4 or any similar or successor form thereto or, a registration on any form which is inappropriate for or which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written confirmation of each Holder given within thirty (30) days after mailing of such notice by the Company in accordance with Section 7.5, the Company shall, subject to the provisions of Section 1.6, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.
1.3 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to sixty (60) days following the last expiration date of any market stand-off agreements under Section 5 to which twenty percent (20%) or more of the Holders are parties..
(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.
(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and, such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any such states or jurisdictions.
(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
1.4 Holders Obligated to Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall promptly upon request furnish to the Company such information regarding the Holder, the Registrable Securities the Holder owns, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.
1.5 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to this Section 1.2 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders, but excluding any underwriting discounts, brokerage commissions and stock transfer taxes relating to Registrable Securities.
1.6 Underwriting Requirements. If the registration is for a registered public offering involving an underwriting, the right of any Holder to registration pursuant to this Agreement shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.
1.7 No Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

2. Indemnification.
2.1 Regarding Registration Statement. In the event any Registrable Securities are included in a registration statement under this Section 2:
(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act or the 1934 Act insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, or any rule or regulation promulgated under the Act or the 1934 Act; and the Company will reimburse each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this section 2.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information famished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.1(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.1(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 2.1(b) exceed the gross proceeds from the offering received by such Holder.
(c) Promptly after receipt by an indemnified party under this Section 2.1 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.1, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.1, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.1.

(d) If the indemnification provided for in this Section 2.1 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f) The obligations of the Company and Holders under this Section 2.1 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
3. Reports Under Securities Exchange Act of 1934.
3.1 Company’s Obligations. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:
(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

4. Assignment of Registration Rights.
4.1 Conditions to Company’s Recognition of Assignment. The rights to cause the Company to register Registrable Securities pursuant to this Section 4 shall be assigned (but only with all related obligations) by a Holder to a transferee or assignee or affiliated group of transferees or assignees of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 5 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. The minimum shareholding requirements described above shall not apply to the transfer of registration rights to a partner or affiliate or immediate family member of the transferring Holder. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.
5. “Market Stand-Off”Agreement.
5.1 Holder’s Obligations to Delay Sales. In consideration of the Company’s registration of Holders’ Registrable Securities under Section 1, the Holder agrees that the Holder shall, upon the Company’ request, promptly execute confirmation of such agreement, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act pursuant to Section 1, the Holder shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:
(a) all executive officers and directors of the Company enter into similar agreements; and
(b) such agreement shall not exceed (180) days after the effective date of the registration statement filed with respect to the Company’s public offering.
In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
6. Termination of Registration Rights.
6.1 Termination. No Holder shall be entitled to exercise any right provided for in this Section 6 after such time as Rule 144 or another similar exemption under the Act is available for the sale of all of such Holder’s shares during a three (3) month period without registration.

7. Miscellaneous.
7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.4 References, Titles and Subtitles. Unless otherwise stated, any reference to an Article, Section or paragraph in this Agreement shall refer to the corresponding Article, Section or paragraph of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified as follows:

If to the Company:	NetREIT Attention: Kenneth Elsberry, Secretary 365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078 KElsberry@CIHolding.com

If to a Holder:	The Holder’s last address as shown on the records of the Company or such different address as the Holder may designate by ten (10) days’ advance written notice to the Company.

7.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.7 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.
7.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
7.9 Aggregation of Agreements and Stock. All Agreements identical to this Agreement shall be treated as a single Agreement. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of, any rights under this Agreement.
7.10 Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
7.11 Effective Date. With respect to each Holder, this Agreement shall become effective on the first date the Units and/or Series AA Preferred Stock to which give rise to Holder’s Registrable Securities are first issued.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NetREIT

By:	/s/ Jack K. Heilbron Jack K. Heilbron, President

Address:
365 S. Rancho Santa Fe Road, Suite 300
San Marcos, California 92078